SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 24, 2005

AXONYX INC.

(Exact name of Registrant as Specified in its Charter)

Nevada	000-25571	86-0883978
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

500 Seventh Avenue, 10th Floor, New York, New York 10018
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (212) 645-7704

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

1. On June 24, 2005, Axonyx Inc. (the “Company”) entered into an agreement with Marvin S. Hausman, M.D., the Company’s current Chairman of the Board, under which Dr. Hausman will provide consulting services to the Company for up to one year following the date he ceases to be Chairman (which date shall be no later than September 14, 2005). The consulting services to be provided will concern matters of potential acquisitions, investor relations, capital formation and corporate finance. During the term of the consultancy, the Company shall pay Dr. Hausman a fee of $20,000 per month. The form of the agreement is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

2. On June 27, 2005, the Company’s Board of Directors and its Compensation Committee finalized new compensation arrangements for its independent directors. The new compensation policy, which is immediately effective and applies to directors who are not also executive officers of the Company, is as follows:

1)	Board members shall receive an annual payment of $50,000;
2)

Starting in 2006, the $50,000 payment will be represented either (x) in cash in four equal quarterly installments, with the first payment of $12,500 to be made on the first date of the third quarter of each fiscal year (July 1), and three equal payments of $12,500 to be made on the following October 1, January 1 and April 1, or (y) by that number of ten-year stock options with a Black-Scholes valuation as of such July 1 date of $50,000, as determined by the Corporation, with such options having an exercise price equal to the closing price of the Corporation’s common stock on the trading date immediately prior to July 1 and with 25% of such options vesting immediately and the remaining options vesting in 25% increments on the following October 1, January 1 and April 1;

3)

For 2005, the $50,000 payment will be represented either (x) in cash in four equal installments, with the first payment of $12,500 to be made on August 15, 2005, and three equal payments of $12,500 to be made on the following October 1, January 1 and April 1, or (y) by that number of ten-year stock options with a Black-Scholes valuation as of such August 15 date of $50,000, as determined by the Corporation, with such options having an exercise price equal to the closing price of the Corporation’s common stock on the trading date immediately prior to August 15 and with 25% of such options vesting immediately and the remaining options vesting in 25% increments on the following October 1, January 1 and April 1;

4)	The additional quarterly cash payments/vesting of stock options will occur only if a director remains a member of the Board as of such payment/vesting date;
5)

An additional annual payment of $25,000 shall be made to the Chairman of the Audit Committee (payable in the manner set forth in paragraphs 1-4 above, in the form of cash or stock options) in recognition of the increased time commitment and responsibilities required of the Chairman of the Audit Committee;

6)	An additional annual payment of $15,000 shall be made to the Chairman of the Compensation Committee and to the Chairman of the Nominating and

Governance Committee (payable in the manner set forth in paragraphs 1-4 above, in the form of cash or stock options) in recognition of the increased time commitment and responsibilities required of them;

7)

A director must make an election to receive the $50,000 fee (and make a separate election regarding the additional chairmanship fees, if applicable) in one of the following forms: (i) all cash, (ii) all stock options, (iii) 75% cash and 25% stock options, (iv) 50% cash and 50% stock options, or (v) 25% cash and 75% stock options;

8)

Starting in 2006, a director must make his election during the first two weeks of June, or, if a blackout is then in effect, during the first 5 days following the lifting of such blackout. If such blackout period continues past the July 1 payment/option valuation and issuance date, such date will be deferred until 5 days after the lifting of the blackout;

9)

For 2005, a director must make his election within 5 days after the lifting of the blackout period following the public dissemination of the Corporation’s financial results for the quarter ended June 30, 2005 (or if such blackout period continues for whatever reason, within 5 days after the lifting of such blackout period). If such blackout period continues past the August 15 payment/option valuation and issuance date, such date will be deferred until 5 days after the lifting of the blackout.

10)

In addition to the $50,000 fee, Board members also will receive a regular annual stock option grant at the first director’s meeting following the annual meeting of shareholders of 50,000 options, of which 50% shall vest on the December 31 of the year initially granted and the remaining 50% shall vest on the December 31 of the following year; and new directors shall receive an initial option grant of 50,000 options on the date they join the Board (in addition to the annual option grant), with a similar vesting schedule.

Item 8.01 Other Events.

On June 30, 2005, the Company announced (i) that Marvin S. Hausman, M.D., has elected to step down as Chairman of the Board of Directors on September 14, 2005, but will remain a director of the Company, and (ii) that the Company’s Board of Directors has unanimously elected Steven B. Ratoff, a current director, to succeed Dr. Hausman as non-executive chairman. A copy of the Company’s press release is attached as Exhibit 99.2 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1	Form of Agreement between Axonyx Inc. and Marvin S. Hausman, M.D., dated as of June 24 2005.
99.2	Press release of Axonyx Inc., dated June 30 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 30th day of June, 2005.

AXONYX INC.

By:	/s/ S. Colin Neill
Name:	S. Colin Neill
Title:	Chief Financial Officer

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